EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER COMBINED FINANCIAL STATEMENTS
We consent to the incorporation by reference in this Registration Statement of Reed Elsevier PLC, Reed Elsevier Capital Inc. and Reed Elsevier NV on Form F-3 of our reports dated February 20, 2008 (November 26, 2008 as to the effects of the presentation of Reed Business Information as a discontinued operation as described in note 4 to the combined financial statements), relating to the combined financial statements of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures (together ‘‘the combined businesses’’) appearing in the Form 6-K of Reed Elsevier PLC and Reed Elsevier NV filed on November 26, 2008.

Deloitte & Touche LLP London, United Kingdom November 26, 2008	Deloitte Accountants B.V. Amsterdam, The Netherlands November 26, 2008